CONSENT OF INDEPENDENT ACCOUNTANTS


      We hereby consent to the incorporation by reference in the prospectus constituting part of this Registration Statement on Form S-8 for Fountain Powerboat Industries, Inc. of our report dated August 1, 1996, relating to the June 30, 1996 financial statements of Fountain Powerboat Industries, Inc., included in the Company's Annual Report on Form 10-K for the year ended June 30, 1996.





PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
October 7, 1996